

Globavend

Globavend Holdings Limited

(Nasdaq: GVH)

SEPTEMBER 2023 CORPORATE PRESENTATION

Free writing prospectus dated September 26, 2023
Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated September 8, 2023
Registration No.333-274166

Important Notices and Disclaimers

Globavend

This free writing prospectus relates to the proposed public offering of ordinary shares ("Shares") of Globavend Holdings Limited ("we", "us",or "our") and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this communications relates and may be accessed through the following web link:
https://www.sec.gov/Archives/edgar/data/1978527/000149315223032162/formf-1a.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact R.F. Lafferty & Co., Inc. by offerings@rflafferty.com, 40 Wall Street, 29th Floor, New York, NY 10005, USA, or contact Globavend Holdings Limited via email: project@globavend.com, or Office 1401, Level 14, 197 St Georges Tce, Perth, WA 6000, Australia.

This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates. The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation.

Forward-looking Statements

This presentation contains forward-looking statements that reflect our current expectations and views of future events. These forward-looking statements relate to events that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from those expressed or implied by these statements.

You can identify some of these forward-looking statements by words or phrases such as "may," "will," "could," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "propose," "potential," "continue," or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. The forward-looking statements relate to, among other things: our goals and strategies; our business and operating strategies and plans for the development of existing and new businesses; ability to implement such strategies and plans and expected time; our future business development, financial condition, and results of operations; expected changes in our revenues, costs, or expenditures; our dividend policy; our expectations regarding demand for and market acceptance of our products and services; our expectations regarding our relationships with our clients, business partners, and third parties; the trends in, expected growth in, and market size of the e-commerce logistics industry in Asia Pacific and the air-forwarding industry; our ability to maintain and enhance our market position; our ability to continue to develop new technologies and/or upgrade our existing technologies; developments in, or changes to, laws, regulations, governmental policies, incentives, and taxation affecting our operations; relevant governmental policies and regulations relating to our businesses and industry; competitive environment; competitive landscape and potential competitor behavior in our industry; overall industry outlook in our industry; our ability to attract, train, and retain executives and other employees; our proposed use of proceeds from this offering; the development of the global financial and capital markets; fluctuations in inflation, interest rates, and exchange rates; general business, political, social, and economic conditions in Asia Pacific and the overseas markets we have business; the future development of the COVID-19 pandemic and its impact on our business and industry; and assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations and our actual results could be materially different from our expectations. You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and any forward-looking statements.

Statistical data referenced in this presentation may also include projections based on a number of assumptions. The Asia Pacific e-commerce logistics industry may not grow at the rate projected by market data, or at all. Failure of these markets to grow at the projected rate may have a material and adverse effect on our business and the market price of the ordinary shares. In addition, the rapidly evolving nature of the e-commerce logistics industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements in this presentation are based on events and information as of the date of this presentation. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this presentation and the documents that we refer to herein with the understanding that our actual future results or performance may materially differ from what we expect.

Offering Summary

Issuer	Globavend Holdings Limited
Proposed Listing/Ticker	Nasdaq Capital Market (Stock Symbol: GVH)
Offering Type	Initial Public Offering
Shares Offered	1,875,000 Ordinary Shares, or 2,156,250 Ordinary Shares if the underwriters exercise their over-allotment option in full
Price Range	$4.00 - $5.00 per Share
Use of Proceeds	We currently intend to use the net proceeds from this offering for: • 60% for supplementing our operating cash flow and general corporate use; • 10% for leasing or purchasing warehouses that have strategic importance to our business operation on a long-term basis; • 10% for setting up parcel collection points or intelligent delivery and collection solutions for customers to drop off and pick up parcels in the future; • 10% for the registration and operation of our overseas business entities, branches and offices; and • 10% for potential mergers and acquisitions in the future.
Lock-up	• 180 days for all our directors, officers, and 5% or more shareholders
Sole bookrunner	R.F. Lafferty & Co., Inc.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Contents

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.



1

Company Overview

Globavend

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Company Overview

Globavend

We are an emerging e-commerce logistics provider providing end-to-end logistics solution in Hong Kong, Australia, and New Zealand.

We provide integrated cross-border logistics services from Hong Kong to Australia and New Zealand.

We provide customers with a one-stop solution, from parcel consolidation to air freight forwarding, customs clearance, on-carriage parcel transportation, and delivery.

MISSION

To combine our experience, knowledge, and network with flexibility and agility to provide a one-stop logistics solution to customers and enterprises.



See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Our Business Operation Flow


Booking Instructions
Business Customers
Parcel Drop-off at our Warehouse
Business Customers
Parcel Consolidation and
Export Customs Clearance at Warehouse
Internal Staff
Air Freight Forwarding
Air Freight Carriers
Import Customs Clearance and
Parcel Deconsolidation at Warehouse
Customs Clearance Companies
On-Carriage to Final Destination
Ground Transportation Service Providers
Destination
Customers

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Our Logistics Network



Hong Kong
Australia
Perth
Brisbane
Sydney
Melbourne
New Zealand

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Our Information Technology Infrastructure



Enterprise Resources Planning (ERP) System
Booking Instructions
Tracking Number
Globavend
Our all-in-one shipping solution
Transportation Management System (TMS)
Customer
GVH
Delivery Service Providers

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Our Business Milestones

Globavend

2016

Globavend HK was founded

2019

Developed our own IT infrastructure

2020

Admitted as a regulated agent by Civil Aviation Department, HKSAR

2022

Recognized by IATA as an accredited cargo agent

2023

Established principal executive office in Perth, Australia

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Our Achievements

By Email and Post Only
18 August 2020

Mr. YAU Wai Yin
Director
Globavend (HK) Limited
Room 1, Block C, 15/F
Tsing Yi Industrial Centre Phase 2
No. 1-33 Cheung Tat Road
TSING YI

Dear Sir,

Application for Registration as Regulated Agent (RA)

I am pleased to inform you that your application for registration as Regulated Agent (RA) has been accepted.

The Regulated Agent code **RA31057** is allocated to you. Please be reminded that it is your responsibility to ensure the compliance of your air cargo operations with the requirements of the Regulated Agent Regime (RAR). Please refer to the following website for details.

http://www.cad.gov.hk/english/newrac.html

Our officers will conduct inspections on your company's air cargo security operations to oversee your compliance with the above requirements. You may be given notice prior to the inspections.

If there is any change of the information contained in your Regulated Agent application form, you shall duly inform the Civil Aviation Department in writing as soon as reasonably possible. For enquiry, please contact our security inspector at 2910 6080.

Yours faithfully,

Aviation Security Section
Airport Standards Division
Civil Aviation Department

IATA

18-Sep-2022

GLOBAVEND HK LIMITED
ROOM 13, 18/F., TSUEN WAN INDUSTRIAL CENTRE, 220-248 TEXACO ROAD
Hong Kong SAR, China

Assigned IATA Numeric Code: 13-3 0242 0003
Cutover Date: 18-Sep-2022

Dear Agent,

APPROVAL FOR IATA CARGO AGENCY REGISTRATION

I have pleasure in advising you that your Company's application to be registered as an IATA Cargo Agent in Hong Kong (SAR), China has been duly considered by the Agency Administrator and found to meet the qualifications for registration set out in Resolution 801, Section 1. In accordance with the provision of Resolution 801, Section 2, Subparagraph 2.3.1, the Agency Administrator shall enter your Company's name in the Cargo Agency List with effect from 18-Sep-2022. May I extend to you a warm welcome as an IATA registered Cargo Agent.

The Member Airlines, listed in pages 155-166 of the Cargo Agent's Handbook, 59th Edition, have filed a Statement of General Concurrence in accordance with Resolution 801, Section 2, Subparagraph 2.4.1.1(a) and will therefore have your organization under appointment as their IATA Cargo Agent in Hong Kong SAR, China.
Other Member Airlines may appoint your organization as their IATA Cargo Agent by concurring to such appointment in writing to you, pursuant to Resolution 801, Section 2, Subparagraph 2.4.1.1(b).

The duplicate Cargo Agency Agreement enclosed is entered into between the Director General of IATA acting on behalf of Member Airlines and your Agency as presently constituted and owned. Thus any change in legal status and ownership of the Company is a serious matter as it impinges on the above Agreement and a Notice of Change must be filed with this office at least thirty days before the change takes effect. A change in ownership without prior notification may result in credit facilities being withdrawn from your Agency and even termination of the above Agreement.

Your particular attention is drawn to the enclosed documents on:

- Resolution 801r - Collection of Funds
- Resolution 801, Section 1 - Subparagraph 1.1.1.1 and Section 5, Subparagraph 5.12.2, Change of Address
- IATA Numeric Code - Page xlvii

IATA Net Rates (Air Cargo Rates Management & Distribution)

You are granted a full & free access, to our Air Cargo Rates Management & Distribution solution, IATA Net Rates, until the end of the calendar year.
You can activate your account here. Please make sure to add your IATA code.

TACT Air Cargo Tariffs, Rules & Schedules

You are granted a full & free access to TACT Online, for one user, until the end of the calendar year.
You can activate your account here.

May I congratulate you on the favorable outcome of your application and express the view that this Agreement will be beneficial to both the IATA Member Airlines and your Agency.

Should you have any enquiries, please feel free to contact our Customer Service through IATA Customer Portal: http://portal.iata.org

Yours truly

Manager Agency Participation
FSDS-GDC-Participation, Governance and Operational Excellence

www.iata.org

IATA

09-Nov-2020

GLOBAVEND (HK) LIMITED
Hong Kong SAR, China

Assigned IATA Numeric Code: 13-3 7405 0001
Dear Sir / Madam

APPROVAL FOR IATA CASS ASSOCIATE

I have pleasure in advising you that your Company's application to join as an IATA CASS Associate in Hong Kong (SAR), China has been duly considered by the Agency Administrator and approved with effect from 09-Nov-2020.

May I congratulate you on the favorable outcome of your application and express the view that this Agreement will be beneficial to both the IATA Member Airlines and your Agency.

Should you have any enquiries, please feel free to contact our Customer Service through IATA Customer Portal: http://portal.iata.org.

Yours truly

Xu Jie
Manager, Agency Management
IATA Global Delivery Center

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.



2

Competitive Strengths

Globavend

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Our Competitive Strengths

01 We are an IATA-accredited cargo agent

02 We have a stable business relationship with air freight carriers, which enhances our competitiveness in our business

03 We have established a strong presence in Australia and New Zealand

04 We offer cost-efficient, customizable, one-stop, integrated cross-border logistics services and air freight forwarding services to accommodate our customers' various logistics needs

05 All-in-one shipping solution provide operational efficiency and facilitate effective logistics management

06 Our management and staff have extensive experience and in-depth industry knowledge

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

An IATA-Accredited Cargo Agent

Globavend



IATA has
300 airline members
comprising 83% of
total global air traffic

IATA

IATA: International Air Transport Association

Credibility

Being an IATA-accredited cargo agent signifies that we are competent both financially and professionally, as an air freight forwarder.

Accessibility

As an IATA-accredited cargo agent, we are entitled to make direct bookings with air freight carriers without any third-party agent.

Flexibility

We are entitled to use the Cargo Accounts Settlement System (CASS) maintained by IATA to make payments for air freight charges to multiple air freight carriers, which greatly reduces operational costs and optimizes operational flexibility.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Stable Business Relationship with Air Freight Carriers And Strong Presence in Australia and New Zealand

Globavend

1

We have established **long-standing partnerships** with **international air freight carriers,** with two of our top suppliers being headquartered in Australia.

2

Our strong relationships with our partnering air freight carriers and the block space agreements enable us to secure **cost-effective** cargo space while ensuring **timely delivery** of goods.

3

We have entered into **block space agreements** with various air freight carriers, allowing to **secure air cargo space** primarily for our own deployment.

4

We established close relationships with the **local ground transportation service providers** in Australia and New Zealand, who are **mainly government-owned enterprises**.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Hassle-free All-rounded Logistics Solution

Globavend

With Cost-Efficient, Customizable, One-Stop, Integrated Cross-Border Logistics Services and Air Freight Forwarding Services

Comprehensive

Our one-stop solutions cover the **entire logistic spectrum**, which enable our customers to focus on their core business operation while leaving their logistics needs to us

Strong Partnerships

Our **extensive network** of partnerships and collaborations with air freight carriers, customs clearance companies, ground transportation companies, and delivery service providers allow us to provide a **seamless, hassle-free** experience

Customization

Customers can choose to engage our **one-stop**, integrated cross-border logistics services, or to engage **any segment** of our services along the logistics supply chain

Competitive

We purchasing cargo space from a **leading major air freight carriers** in the Oceania region and developed a stable business relationship with **one of the largest delivery service providers** in Australia, enabling us to achieve a competitive pricing

Trusted partner for cross-border logistics

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

All-in-One Shipping Solution

Globavend

Streamline Logistics with Our Innovative Solution

Shipping Solution

Integration

Our solution can be seamlessly connected to customer IT systems for integration

Unique Tracking

Generating unique tracking number for each package, ensuring accurate shipments

Automated Operations

Exchanging automated booking and delivery instructions for efficiency

B2C Excellence

We are well-positioned to meet the needs of our customers, mostly e-commerce platforms operators or e-commerce merchants in Hong Kong providing B2C services

International Recognition

We are one of the 1,086 carriers recognized by AfterShip*

aftership

AfterShip: an established post-purchase platform providing cross-platform and cross-carrier e-commerce shipping tracking services

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Experienced Management and Staff



Mr. Wai Yiu Yau

Founder, Chairman of the Board and Chief Executive Officer

- Over 15 years of experience in logistics industry.
- Prior positions include Regional Operations Manager (Asia Pacific) at DHL eCommerce Limited.
- Holds Bachelor of Science Degree in International Shipping Transport and Logistics and MBA from Hong Kong Polytechnic University and Chinese University of Hong Kong.



Mr. Tsz Ngo Yu

Chief Financial Officer Appointee

- Over 15 years of experience in finance, auditing, accounting, and corporate governance.
- Former audit manager at Deloitte Touche Tohmatsu.
- A member of the Certified Public Accountants Australia.
- A fellow member of the Hong Kong Institute of Certified Public Accountants
- Holds Bachelor of Commerce Degree in Accounting and Finance and Master of Applied Finance from Monash University.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Experienced Management and Staff Cont'd

Globavend



Ms. San Man Leng

Independent Director Appointee and Chair of Audit Committee

- Licensed CPA in California, member of American Institute of CPA.
- Over 20 years of experience in accounting, auditing, business consulting, and corporate services.
- Holds Bachelor of Arts degree in Business Economics from University of California, Santa Barbara.



Mr. Ho Chuen Shin

Independent Director Appointee
Chair of Compensation Committee and Nomination Committee

- Solicitor of High Court in Hong Kong with over 8 years of corporate practice experience.
- Advises companies and sponsors in IPOs and post-listing compliance.
- Holds Bachelor of Laws Degree and Postgraduate Certificate in Laws from Chinese University of Hong Kong.



Mr. Fan Cheung

Independent Director Appointee
Member of Audit Committee, Compensation Committee and Nomination Committee

- Over 13 years of experience in logistics, including international business expansion and corporate governance.
- Served at S.F. Express (Hong Kong) Limited, Deputy Director of Financial Planning.
- Chartered Secretary and Chartered Governance Professional.
- Holds Bachelor of Social Science degree, Bachelor of Laws degree, and Master of Corporate Governance degree.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.


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100%
EFFICIENCY
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3

Financial Highlights

Globavend

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Robust Revenue Growth



Average daily revenue per freight weight
US$
Y-o-Y
+
1.6%
20.00
19.50
19.00
18.50
18.00
17.50
17.00
16.50
16.00
15.50
15.00
18.97
19.27
2021
2022



Total Revenue
(by segments)
US$
30,000,000
25,000,000
20,000,000
15,000,000
10,000,000
5,000,000
0
Y-o-Y
+
81.2%
13,256,080
1,262,748
11,993,332
24,021,196
4,577,014
19,444,182
2021
2022
Air freight forwarding services
Integrated cross-border logistics services

Years ended September 30

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Robust Package Volume Growth

Globavend


Average daily number of packages
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Y-o-Y
+
69.6%
3,473
5,890
2021
2022


(kilogram)
Average daily freight weight
3,000
2,500
2,000
1,500
1,000
500
0
Y-o-Y
+
59.6%
1,732
2,765
2021
2022


Average daily number of shipments
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
Y-o-Y
+
65.2%
1.87
3.09
2021
2022

Years ended September 30

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Strong Profit Growth

Globavend

Key Observations

- Gross profit increased by 42.7% y-o-y to $1,405,878 for the year ended September 30, 2022.
- Net income increased by 43.5% y-o-y to $810,227 for the year ended September 30, 2022.



Gross Profit
US$
2,000,000
1,800,000
1,600,000
1,400,000
1,200,000
1,000,000
800,000
600,000
400,000
200,000
0
Y-o-Y
+
42.7%
984,966
1,405,878
2021
2022



Net Income
US$
1,000,000
800,000
600,000
400,000
200,000
0
Y-o-Y
+
43.5%
564,758
810,227
2021
2022

Years ended September 30

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Continuous Cost Control



Cost of Revenue
US$
Packing costs
Warehouse labor costs
Last mile carriage and aliance costs
Air freight charges
20,000,000
15,000,000
10,000,000
5,000,000
0
14,859
44,581
6,867,420
5,344,254
79,496
43,959
10,230,017
12,261,846
2021
2022
Years ended September 30

Air Freight Charges:

- Mainly represent costs of air freight services.
- Increased by 129.4% from 2021 to 2022.
- In line with trends in revenues.

Last Mile Carriage and Alliance Costs:

- Mainly represent courier service charges, customs clearance fees, and other alliance service charges.
- Increased by 49.0% from 2021 to 2022 due to a surge in sales.

Warehouse Labor Costs:

- Mainly represent salaries and wages of warehouse staff.
- Increased by 78.3% from 2021 to 2022.
- In line with demand and hiring of part-time staff.

Packing Costs:

- Mainly represent packing materials like boxes and labels for repacking customers' products.
- Increased by 195.8% from 2021 to 2022, due to higher costs of packing materials due to the rising trend of e-commerce and online shopping under the pandemic.
- Expected a decrease of packing costs in 2023, as a result of a drop in costs of packing materials.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.



4

Future Strategies

Globavend

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Our Strategies

Globavend

Our mission is to combine our experience, knowledge, and network with flexibility and agility to provide a one-stop logistics solution to customers and enterprises

Enhance Our Business Presence in Hong Kong, Australia and New Zealand

- *Expected 9.9% YoY growth in Australia's e-commerce logistics market in 2023*.*
- *Expansion plans for logistics network and business presence in Australia and New Zealand*
- *Plan to set up our own ground transportation service team and customs clearance service team in Hong Kong.*
- *Principal executive office established in Perth, Australia.*
- *Plan to set up new warehouses in Sydney, Melbourne, Perth and New Zealand.*
- *Goal to improve integration, increase efficiencies, and leverage economies of scale.*

Upgrade Our Warehousing Facilities

- *Plan to upgrade warehousing facilities for value-added logistics services.*
- *Intend to install systems like temperature control, anti-theft, and monitoring.*
- *Implement automated intelligent systems for efficiency and capacity improvement.*
- *Goal to handle larger quantities, minimize errors, and enhance customer offerings.*

Enhance the Use of Information Technology into Intelligent Delivery and Collection Solutions

- *Plan to develop intelligent delivery and collection services.*
- *Aim to expand parcel collection network with smart facilities.*
- *Market size of smart parcel lockers projected to grow significantly.*
- *Goal to provide 24/7 pickup, collection, and drop-off services.*

Pursue Strategic Alliances and Selecting Acquisition Opportunities

- *Aim to form strategic alliances and explore acquisition opportunities.*
- *Plan to work with partners bringing synergies to business.*
- *Intention to expand service offerings and global coverage.*
- *Goal to broaden services, enhance cross-border logistics, and enter new regions.*

Expand Our Logistics Services into Different Verticals of the Logistics Supply Chain

- *Current reliance on partners for integrated cross-border logistics services.*
- *Plan to expand business into different verticals of the logistics supply chain.*
- *Aim to set up ground transportation and customs clearance service teams.*
- *Goal to achieve operational efficiency, economy of scale, and higher profit margins.*

Further Enhance Our Sales and Marketing Effort Using "Big Data" and Additional Sales Personnel

- *Goal to maintain stable relationships with existing customers.*
- *Plan to enhance sales and marketing efforts with initiatives.*
- *Leverage "big data" for internal analysis and targeted marketing.*
- *Recruitment of experienced staff, managers, and sales personnel.*

*Source: Ti Insight

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Appendix 1 Consolidated Financials

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Historical Financials

Selected Profit & Loss Items:

	Years ended September 30		Six months ended March 31	
	2021	2022	2022	2023
	US$	US$	US$	US$
Revenue				
Integrated cross-border logistics services	11,993,332	19,444,182	9,775,509	8,923,224
Air freight forwarding services	1,262,748	4,577,014	4,022,152	477,346
	13,256,080	24,021,196	13,797,661	9,400,570
Cost of revenue	12,271,114	22,615,318	13,120,193	8,684,797
Gross profit	984,966	1,405,878	677,468	715,773
General and administrative expenses	421,181	588,732	303,574	272,113
Income from operation	563,785	817,146	373,894	443,660
Other income (expense)				
Interest income	21	108	8	745
Interest expense	(78)	(2,755)	(1,332)	(557)
Other income	78,622	122,289	64,733	73,158
Total other income/(expense), net	78,565	119,642	63,409	73,346
Income before income taxes	642,350	936,788	437,303	517,006
Income tax expenses	77,592	126,561	49,446	66,198
Net income	564,758	810,227	387,857	450,808

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Historical Financials (Cont'd)

Selected Balance Sheet Items:

	As of September 30		As of March 31
	2021	2022	2023
	US$	US$	US$
ASSETS			
CURRENT ASSETS			
Cash and cash equivalents	1,028,439	557,735	1,602,532
Accounts receivable, net	825,836	1,111,998	818,314
Amount due from a director	226,484	-	-
Deposits and prepayment	18,942	11,538	75,962
Contract assets	363,704	434,757	519,175
Deferred costs	-	-	110,000
Total current assets	**2,463,405**	**2,116,028**	**3,125,983**
NON-CURRENT ASSETS			
Property, plant, equipment, net	1,804	9,674	10,895
Right-of-use assets, operating lease	77,653	74,293	18,827
Deposits	166,667	320,513	320,513
Total non-current assets	**246,124**	**404,480**	**350,235**
TOTAL ASSETS	**2,709,529**	**2,520,508**	**3,476,218**

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Historical Financials (Cont'd)

Selected Balance Sheet Items:

	As of September 30		As of March 31
	2021	2022	2023
	US$	US$	US$
LIABILITIES AND EQUITY			
Current Liabilities			
Accounts payable	966,403	1,311,067	1,723,993
Accounts payable – related party	-	175,479	309,083
Other payables and accrued liabilities	18,458	13,043	47,581
Contract liabilities	24,157	-	-
Taxes payables	66,289	52,314	29,157
Operating lease liabilities - current	38,269	64,625	16,453
Total current liabilities	**1,113,576**	**1,616,528**	**2,126,267**
Non-current liabilities			
Operating lease liabilities – non-current	36,051	4,837	-
Total non-current liabilities	**36,051**	**4,837**	**-**
TOTAL LIABILITIES	**1,149,627**	**1,621,365**	**2,126,267**

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Historical Financials (Cont'd)

Globavend

Selected Balance Sheet Items:	As of September 30		As of March 31
	2021	2022	2023
	US$	US$	US$
EQUITY			
Ordinary shares, $0.001 par value, 50,000,000 shares authorized, 13,125,000 shares issued and outstanding as of September 30, 2021 and 2022	13,125	13,125	13,125
Subscription receivable	(13,125)	(13,125)	(13,125)
Additional paid-in capital	1,282	128,205	128,205
Retained earnings	1,558,620	770,938	1,221,746
Total shareholders' equity	**1,559,902**	**899,143**	**1,349,951**
TOTAL LIABILITIES AND EQUITY	**2,709,529**	**2,520,508**	**3,476,218**

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Historical Financials (Cont'd)

Globavend

Selected Cash Flow Statement Items:	Years ended September 30		Six months ended March 31	
	2021	2022	2022	2023
	US$	US$	US$	US$
Net cash provided by operating activities	875,086	783,045	844,910	1,157,621
Net cash used in investing activities	(1,192)	(9,247)	(2,051)	(2,824)
Net cash used in financing activities	(222,753)	(1,244,502)	(1,171,623)	(110,000)
NET CHANGE IN CASH AND CASH EQUIVALENTS	651,141	(470,704)	(328,764)	1,044,797
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	377,298	1,028,439	1,028,439	557,735
CASH AND CASH EQUIVALENTS AT END OF YEAR	1,028,439	557,735	699,675	1,602,532

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Appendix 2 Offering Summary

Pre-Offering Corporate Structure



Mr. Wai Yiu Yau
100%
Globavend Investments Limited (British Virgin Islands)
Central Master Enterprises Limited (British Virgin Islands)
Orient Max International Corporation (British Virgin Islands)
Rich Plenty International Limited (British Virgin Islands)
87.20% (11,444,790 Ordinary Shares)
4.90% (643,125 Ordinary Shares)
3.00% (393,960 Ordinary Shares)
4.90% (643,125 Ordinary Shares)
Globavend Holdings Limited (Cayman Islands)
100%
Globavend Associates Limited (British Virgin Islands)
100%
Globavend (HK) Limited (Hong Kong)

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Use of Proceeds

Globavend

01

60% for supplementing our operating cash flow and general corporate use;

02

10% for leasing or purchasing warehouses that have strategic importance to our business operation on a long-term basis;

03

10% for setting up parcel collection points or intelligent delivery and collection solutions for customers to drop off and pick up parcels in the future;

04

10% for the registration and operation of our overseas business entities, branches and offices;

05

10% for potential mergers and acquisitions in the future.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Appendix 3 Industry Overview

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Global E-commerce Market

Led by the Asia Pacific Region


(US$ Trillion)
Worldwide E-commerce Revenue 2018-2022
4.5
4
3.5
3
2.5
2
1.5
1
0.5
0
2018
2019
2020
2021
2022
Revenue

Source: Statista


(US$ Billion)
Asia Pacific E-commerce Revenue 2018-2022
2500
2000
1500
1000
500
0
2018
2019
2020
2021
2022
Revenue

Source: Statista

- Global e-commerce volumes softened from the pandemic-induced B2C peak.
- E-commerce revenue remains higher than pre-COVID levels.
- Pandemic buying behaviors continue to influence consumer spending choices.
- E-commerce volumes now grow from a higher base than pre-pandemic.
- The Asia Pacific region led the market, contributing 48.5% to worldwide e-commerce revenue.

- Asia Pacific region emerged as a dominant e-commerce force in recent years.
- Since 2017, Asia Pacific had the highest value of e-commerce revenue.
- Key factors for e-commerce growth: growing middle-class, increased disposable income, internet penetration and smartphone ownership in the region.
- Social media played a pivotal role in the region's e-commerce growth.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

E-commerce Market Size in Australia and New Zealand

Globavend

Frequency of Online Purchases of Australian Households



35%
30%
25%
20%
15%
10%
5%
0%
2019
2020
2021
2022
1-3 times
4-11 times
12-25 times
26-51 times
52+ times
Source: Australia Post

- **82% Online Purchase**
  82% of Australian households made online purchases in 2022.

- **+ 1 Million**
  The number of households making online purchases increased by 1 million compared in 2019

- **12+ Purchases**
  Approximately 60% of households made 12+ online purchases in 2022.

Source: Australia Post

E-commerce Growth in New Zealand

US$2B E-commerce Valuation
The e-commerce section in New Zealand was valued at US$2 billion

US$5.34B Projected Revenue (2023)
The revenue in the e-commerce market in New Zealand is projected to reach US$5.34 billion in 2023.

11.79% CAGR (2023-2027)
The revenue in the e-commerce market in New Zealand is projected to exhibit an annual growth rate of 11.79% from 2023 to 2027.

US$8.34B Projected Market Volume (2027)
Projected market volume to reach US$8.34 billion by 2027.

Source: International Trade Administration of the U.S. Department of Commerce, Statista

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

E-commerce Logistics Market Size

Globavend



(US$ Million)
E-commerce Logistics market of Australia and Hong Kong
500,000
450,000
400,000
350,000
300,000
250,000
200,000
150,000
100,000
50,000
0
375,629
450,478
426,883
remains greater than pre-pandemic levels
Global
156,099
181,798
159,524
remains greater than pre-pandemic levels
Asia Pacific
4,297
5,604
5,419
Australia
Gradual growth
860
965
970
Hong Kong
2020
2021
2022
Source: Ti Insight

Global e-commerce logistics market volumes and demand softened after the pandemic-induced e-commerce peak.

However, e-commerce buying behaviors are very firmly entrenched in the global economy and society.

The market in 2022 remains larger than pre-pandemic levels.

Similar to the global trend, Asia Pacific region's e-commerce logistics market shrank in 2022, but still remained above pre-pandemic levels.

With a market value of US$111,457m in 2022, China represents around 70% of the total Asia Pacific e-commerce logistics market.

Australia has a market value of US$5,419m in 2022.

Australia represents around 1.27% of the total Asia Pacific e-commerce logistics market.

Hong Kong's e-commerce logistic market has gradually increased to US$970m in 2022 from US$965m in 2021 and US$860m in 2020.

It exhibits a gradual and continued growth trend.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

E-commerce Logistics Market Forecast



Global E-commerce Logistics Market Forecast by Region (2023-2027)
(US$ Million)
800,000
700,000
600,000
500,000
400,000
300,000
200,000
100,000
0
14%
12%
10%
8%
6%
4%
2%
0%
426,883
460,448
697,485
159,524
172,859
226,874
5,419
5,957
9,616
970
1,068
1,714
Global
Asia Pacific
Australia
Hong Kong
2022
2023 (forecast)
2027 (forecast)
2023 Growth
2027 CAGR

Global	Asia Pacific	Australia	Hong Kong
7.86% Growth in 2023	8.36% Growth in 2023	9.92% Growth in 2023	10.2% Growth in 2023
US$697,485m Projection in 2027	US$226,874m Projection in 2027	US$9,616m Projection in 2027	US$1,714m Projection in 2027
10.32% CAGR in 2027	7.30% CAGR in 2027	12.16% CAGR in 2027	12.07% CAGR in 2027

Source: Ti Insight

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.



THANK YOU

R.F. Lafferty & Co., Inc.

- offerings@rflafferty.com
- 40 Wall Street, 29th Floor, New York, NY 10005, USA

Globavend Holdings Limited

- project@globavend.com
- Office 1401, Level 14, 197 St Georges Tce, Perth, WA 6000, Australia